Exhibit 99.1

Summit Healthcare Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing July 30, 2021

Hong Kong – July 27, 2021 – Summit Healthcare Acquisition Corp. (the “Company”) announced today that, commencing July 30, 2021, holders of the units sold in the Company’s initial public offering of 20,000,000 units, completed on June 11, 2021, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “SMIHU,” and the shares of Class A ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “SMIH” and “SMIHW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department or by emailing dg.prospectus_requests@bofa.com.

BofA Securities, Inc. acted as sole book-running manager of the offering. A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Summit Healthcare Acquisition Corp.

Summit Healthcare Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective target business will not be limited to a particular geographic region or industry, it intends to focus on potential acquisition targets in the healthcare industry with a strong China nexus.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Bo Tan

Chief Executive Officer, Co-Chief Investment Officer and Director

1 Lyndhurst Tower, Unit 1101, 11th Floor

Central, Hong Kong

852-9162-5199

bo.tan@summithealthcarespac.com